Exhibit 4(a)(i)

21 November 2002

Ref: Agency/CMTodd
Direct Line: 020 7992 2047
Fax No: 020 7991 4351
Also By Fax: 020 7312 5651
National Grid Transco plc
15 Marylebone Road
London NW1 5JD

For the attention of Martin O'Donovan, Group Treasurer

Dear Sirs

NATIONAL GRID TRANSCO PLC (formerly National Grid Group plc) (the “Company”)
US$2.3bn Revolving Credit Facility 22 November 2001 (the “Facility Agreement”)

We refer to the Facility Agreement. Defined terms used in the Facility Agreement shall have the same meaning when used in their capitalised form in this letter.

In accordance with clause 5.7 of the Facility Agreement, the Company requested an extension to the Facility A Availability Period for a period which is not later than 364 days after the original expiry date (the “Extended Date”).

EXTENSION

We have now received responses from each of the Revolving Facility Banks and can confirm that the Facility A Commitments shall be extended in the amount of US$1,526,556,521.74 until the Extended Date, 20 November 2003.

COMMITMENTS

With effect from 21 November 2002:

•	The Facility A Commitments of BT Holdings (New York), Inc, Fleet National Bank, Landesbank Hessen-Thuringen Girozentrale, Ireland, ANZ Banking Group Limited, Banco Santander Central Hispano, S.A. and Garras Bank – Naspa, Dublin shall be reduced to zero; and

•	In order to record the Commitments of the Banks that have agreed to extend, Part I of Schedule 1 (The Banks) shall be deleted and the schedule to this letter shall be inserted as Schedule 1 to the Facility Agreement.

HSBC Investment Bank plc
Debt Finance, Support & Agency Services, Level 17, 8 Canada Square, London E14 5HQ
Tel: +44 20 7991 8888 Fax: +44 20 7991 4347/4351

Registered Office: 8 Canada Square, London E14 5HQ
Incorporated in England with limited liability. Registered number 976092
Regulated by the Financial Services Authority. Member of the London Stock Exchange.

Cont./2
21 November 2002
National Grid Transco plc

We will continue to advise you of any further changes to the Commitments of the Banks as and when they may occur.

FEES

In accordance with the Facility Agreement, the Company has arranged to remit to the Agent for the account of the Banks an extension fee calculated at the rate of 0.05 per cent flat on the aggregate Original Dollar Amount of the Facility A Commitments of those Banks who have agreed to extend the Facility A Availability Period.

CONTINUING VALIDITY

To the extent that the Facility Agreement has not been expressly amended by the terms of this letter, the Facility Agreement shall continue in full force and effect in accordance with its terms.

GOVERNING LAW

This letter shall be governed by, and construed in accordance with, English law.

Please signify your agreement to the terms of this letter by signing where indicated below.

Yours faithfully

for and on behalf of
HSBC Investment Bank Plc
(as Facility Agent, for and on behalf of the Banks)

We hereby agree to the above.

for and on behalf of
National Grid Transco plc
(on behalf of itself, each Borrower and Guarantor)

Schedule 1

The Banks

Part I

Facility A Banks and Commitments

Bank	Facility A Commitment US$	New % Share of Commitment

ABN Amro Bank N.V.	85,000,000.00	5.57
Bank of America N.A	70,217,391.30	4.60
The Bank of Tokyo Mitsubishi, Ltd	110,869,565.22	7.26
Barclays Bank plc	44,347,826.08	2.91
Bayerische Landesbank Girozentrale, London	110,869,565.22	7.26
Citibank, N.A.	65,000,000.00	4.26
Dresdner Bank AG London	59,130,434.78	3.87
HSBC Bank plc	85,000,000.00	5.57
JP Morgan Chase Bank	65,000,000.00	4.26
TD Bank Europe Limited	55,000,000.00	3.60
BBVA Ireland plc	49,373,913.04	3.23
The Bank of New York	49,373,913.04	3.23
Commerzbank Aktiengesellschaft, London	49,373,913.04	3.23
Deutsche Bank AG London	49,373,913.04	3.23
ING Bank N.V., London Branch	49,373,913.04	3.23
Landesbank Baden-Wurttemberg	49,373,913.04	3.23
National Australia Bank Limited	49,373,913.04	3.23
Royal Bank of Canada Europe Limited	49,373,913.04	3.23
The Royal Bank of Scotland plc	49,373,913.04	3.23
Scotiabank Europe plc	34,373,913.04	2.25
RBS International Limited (from 15/11/2002)	15,000,000.00	0.98
Societe Generale	49,373,913.04	3.23
Westdeutsche Landesbank Girozentrale	49,373,913.04	3.23
Mellon Bank, N.A.	27,347,826.09	1.79
Sumitomo Mitsui Banking Corporation (SMBC)	27,347,826.09	1.79
National Westminster Bank plc	10,000,000.00	0.66
Bank of China, London Branch	29,565,217.40	1.94
Bank of China, Luxembourg	40,000,000.00	2.62
Mizuho Corporate Bank Ltd, London	49,373,913.08	3.23
	US$1,526,556,521.74	100%